Varsity Group Inc. to be Acquired by Follett Corporation in an

All-Cash Transaction for $0.20 per share

FAIRFAX, Va. and RIVER GROVE, Ill., February 25, 2008 - Varsity Group Inc. (NASDAQ: VSTY), a provider of online textbook sales and services to educational institutions nationwide, today announced that it has entered into a definitive merger agreement with a subsidiary of Follett Corporation, the nation's largest provider of library materials and library technology to K-12 schools, the leading operator of college bookstores and a major distributor of textbooks to institutions at all levels of education. Pursuant to the merger agreement, Follett will acquire all outstanding shares of Varsity Group for $0.20 per share in cash.

A tender offer to acquire all issued and outstanding shares of Varsity Group at a price of $0.20 in cash is expected to commence in the next two weeks. The tender offer is subject to a number of closing conditions and is presently expected to close in the second quarter of 2008. The Board of Directors of Varsity Group has unanimously approved the transaction and has recommended that Varsity Group stockholders accept the offer and tender their shares of Varsity Group pursuant to the offer.

"Completing this transaction will significantly enhance Varsity Group's ability to support our school customers and grow the business," said Eric J. Kuhn, chairman and co-founder of Varsity Group. "By combining Varsity Group's virtual bookstore expertise with Follett's distribution capabilities and understanding of the K-12 marketplace, our customers will receive superior customer service and fulfillment."

"As a pioneer in the online sales of textbooks, Varsity Group has established a solid virtual bookstore presence that will help us accelerate Follett's growth in this market," said Christopher D. Traut, president and chief executive officer of Follett Corporation. "In addition to our extensive involvement in serving K-12 schools and school districts, Follett manages the ecommerce needs for more than 900 colleges and universities across the country. We intend to leverage all of this expertise to enhance Varsity Group's level of value and service to customers."

Varsity Group also announced that an affiliate of Follett purchased Bank of America's interest in Varsity Group's line of credit. There are currently approximately $1.8 million of advances outstanding under the line of credit. In connection with this funding arrangement, Varsity Group has granted a warrant to an affiliate of Follett to acquire shares of Varsity Group common stock equal to the total advances made under the line of credit divided by the exercise price of $0.20 per share, subject to adjustment.

As of the date of the agreement, all the directors of Varsity Group and certain other stockholders, who in the aggregate hold approximately 20 percent of the outstanding shares, have agreed to support the merger and tender their shares in the tender offer. If the merger agreement is terminated under certain circumstances, Varsity Group will be obligated to pay a termination fee and expenses to the Follett subsidiary.

McDermott Will & Emery LLP served as legal advisor to Follett and Latham & Watkins LLP represented Varsity Group.

About Varsity Group

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity Group provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

About Follett

Follett Corporation is a $2.3 billion, privately-held company that provides products, services and solutions to the educational marketplace. Follett Corporation was founded in 1873, and is headquartered in River Grove, Illinois.

In connection with the tender offer, Varsity Group Inc. expects to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. In connection with the proposed merger, Varsity Group expects to file a proxy statement with the SEC, if required by law. Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Free copies of materials filed by Varsity Group will be available at the SEC's web site at www.sec.gov, or at the Varsity Group web site at www.varsitygroup.com, and will also be available without charge, by directing a request to Varsity Group Inc. at 2677 Prosperity Ave., Suite 250, Fairfax, VA, 22031, attention Investor Relations. Varsity Group Inc. and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of Varsity Group participants in the solicitation is set forth in Varsity Group's most recent proxy statement and other public filings with the SEC, and will be set forth in the proxy statement relating to any merger, if one is required to be filed, and in the solicitation/recommendation statement on Schedule 14D-9 when they become available.

The press release is for information only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Varsity Group Inc. common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials, that VGI Acquisition Corp., a subsidiary of Follett Corporation, intends to file with the SEC. Once filed, Varsity Group shareholders should read those materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, Varsity Group shareholders will be able to obtain the tender statement on Schedule TO, the offer to purchase and related materials with respect to the offer free of charge at the SEC's web site at www.sec.gov, from the information agent named in the tender offer materials, or from VGI Acquisition Corp.

Cautionary Statements

Statements in this release that are not statements of historical fact may include forward looking statements. Any such forward-looking statements are subject to risks and uncertainties. Such forward-looking statements include statements concerning the completion of the transactions contemplated by the merger agreement, including the merger and the timing thereof and the business opportunities afforded by the merger. Important factors that may cause actual results to differ include: risks that could prevent or delay the closing of the transaction, including satisfaction of conditions to closing an acquisition transaction of this type, such as acceptance of the offer by holders of a sufficient number of shares of common stock of Varsity Group Inc. For a discussion of other risks facing Varsity Group's business, please refer to the documents filed by Varsity Group Inc. with the United States Securities and Exchange Commission from time to time.

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Contact:

Varsity Group Inc.

Jim Craig

Chief Financial Officer

President and CEO

Jim.craig@varsitygroup.com

202-349-1231

Follett Corporation

Tom Kline

tkline@follett.com

708-437-2053